October 29, 2014 Letter to Shareholders Q2 FY15 CIRRUS LOGIC, INC. FY13 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

October 29, 2014 Dear Shareholders, Q2 was an outstanding quarter for Cirrus Logic as we delivered revenue of $210.2 million, which included approximately five weeks of contribution from Wolfson Microelectronics. On a standalone basis, Cirrus Logic’s revenue exceeded expectations, increasing 29 percent quarter over quarter and three percent year over year to $197.2 million, as strong demand for portable audio products was fueled by shipments ramping in several new flagship smartphones. The September quarter was very productive as we broadened both our custom and general-market product portfolios with both the US and UK teams taping out several new devices in advanced geometries targeting the audio and voice markets. We were pleased to close the Wolfson Microelectronics transaction on Aug. 21. The strategic rationale for the acquisition was primarily driven by the fundamental value of Wolfson’s technology, skilled engineering teams, and the potential for the combined company to capitalize on additional opportunities. The acquisition accelerates Cirrus Logic’s strategic roadmap; further strengthens our technology portfolio with the addition of MEMS microphones, advanced DSP technology, and extensive software capabilities, particularly in the Android ecosystem; and expands our development capacity and customer base. As a premier supplier of IC solutions that span the complete audio signal chain from capture to playback, Cirrus Logic is now well positioned as a market leader with a broad portfolio of custom-and general-market products shipping in many tier-one flagship devices today, including five of the top ten global smartphone OEMs. We believe as the value placed on audio and voice technology continues to increase there is an opportunity to drive revenue growth over the next several years through the addition of new customers and expanding content with existing customers. Revenue and Gross Margins Revenue for the second quarter was $210.2 million, including $13 million from the acquisition of Wolfson. On a standalone basis, Cirrus Logic’s revenue increased 29 percent sequentially and three percent year over year to $197.2 million, as we experienced strong demand for our custom portable audio products. As anticipated, the previously mentioned year-over-year revenue headwinds associated with the change in our portable audio pricing structure are largely behind us as we have transitioned to a different product mix. While revenue from the Wolfson acquisition only contributed five weeks of sales to the combined results in Q2, for the full quarter they generated total revenue of $28.8 million. Our largest customer contributed approximately 73 percent of total revenue in Q2. Our relationship with this customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. As a combined company, we derive the vast majority of our revenue from the audio market; therefore, going forward we are adjusting how we identify revenue to better reflect our sales by product lines. Beginning this quarter, revenue will be designated as Portable Audio Products, which includes devices selling into such end applications as tablets and smartphones. The remainder of the revenue will be defined as Non-Portable Audio and Other Products, which target high-end home entertainment, automotive, energy, industrial and various general markets. In the September quarter, revenue generated by the combined company consisted of approximately 78 percent of Portable Audio Products and 22 percent of Non-Portable Audio and Other Products. In the December quarter we expect revenue to range from $265 million to $285 million, representing growth on both a quarter-over-quarter and a year-over-year basis. This guidance reflects reduced revenue expectations for general-market portable products selling into high-end Android applications. Sales into this application have been negatively impacted by a variety of market factors over the past several quarters, and as a result, we have lowered our outlook for Wolfson revenue in Q3. However, on a standalone basis, Cirrus Logic’s revenue outlook is exceeding prior expectations and contributing to year over year revenue growth for FY15. GAAP gross margins for the September quarter, including Wolfson, were 47.8 percent and non-GAAP gross margins were 48.7 percent. GAAP gross margins reflect a seasonally higher mix of portable products and costs related to the accounting requirements associated with the fair value write up of acquired inventory. We expect these charges to also affect Q3, but to be largely behind us by the end of the quarter. In the December quarter, we expect GAAP gross margin to range from 42 percent to 44 percent, which includes an impact of approximately 200 basis points due to acquired inventory accounting charges. Gross margin guidance also reflects a product mix more in-line with our long-term model in the mid-40 percent range. Operating Profit and Cash Operating profit in the September quarter, including the contribution from the acquisition of Wolfson, was nine percent GAAP and 21 percent non-GAAP. Operating expenses on a GAAP basis were $82.5 million and $57.3 million non-GAAP. GAAP operating expenses include approximately $6.5 million in share-based compensation and roughly $18.7 million in costs associated with the acquisition of Wolfson. In the December quarter R&D and SG&A expenses should range from $86 million to $90 million, including $9 million in share-based compensation and $7 million in amortization of acquired intangibles. Our total headcount exiting Q2 was 1,099, which includes the addition of 381 Wolfson employees. A key consideration in the acquisition of Wolfson was the ability of the combined company to aggressively target a significant number of meaningful opportunities in the audio and voice market that we believe will fuel future revenue growth and diversification. Since the acquisition closed in August, our engineering and technical marketing teams have diligently evaluated and aligned our strategic roadmaps. Consequently, we are increasing investment in several critical projects being developed by our UK teams, including next generation smart codecs, which we believe will enable the company to deliver innovative solutions across a broader range of key customers and markets. Operating expense guidance for the December quarter includes costs associated with design tools and contract resources needed to expedite these projects. As a result of our decision to accelerate R&D investment and our adjusted expectations for sales of general market portable products, we do not anticipate the Wolfson acquisition to be accretive in the December quarter. However, longer-term, we continue to expect to see improvements in operating efficiencies and profitability as these product lines benefit from Cirrus Logic’s supply chain and engineering processes. Furthermore, we remain on track to meet our ongoing annual savings goal for the acquisition. The ending cash balance in the September quarter was $143 million, down from the prior quarter as a portion of our cash was utilized to finance the acquisition of Wolfson. As of Q2, the company’s balance sheet reflects $226 million in debt associated with funding the acquisition. Interest expense related to this debt is expected to range from $1 million to $1.5 million per quarter for FY15. Taxes Our GAAP tax expense during the quarter was $2.6 million, which included $1.8 million of non-cash charges associated with our deferred tax asset and other tax credits. At this time, we anticipate our effective quarterly cash tax rate to be less than four percent for the remainder of the fiscal year. Our U.S. deferred tax assets and other tax credits should be largely depleted by the end of FY15. We anticipate paying an annual worldwide tax rate of approximately 30 percent in FY16, with the rate being higher in the first half of the fiscal year. Moving forward, we expect a growing portion of our revenue and income will be generated offshore, accordingly, our worldwide effective tax rate has the potential to be further reduced in FY17 and beyond.

We are excited to have closed the acquisition of Wolfson during the quarter. This acquisition accelerates Cirrus Logic’s strategic roadmap and strengthens our technology portfolio with the addition of MEMS microphones, extensive software infrastructure and proven smart codec technology. The combined company is leveraging our unparalleled expertise in analog and mixed-signal technology, comprehensive software capabilities and world-class engineering teams to drive continued innovation in the rapidly changing audio market. With a broad portfolio of products, including amplifiers, codecs, DSPs and MEMS microphones, Cirrus Logic is currently the only IC company with a solution that encompasses the complete audio signal chain from capture to playback. Cirrus Logic and Wolfson’s product development approach and our vision of the audio market are very complementary. On a standalone basis, Cirrus Logic has historically dedicated a large portion of our engineering resources to the rapid development of custom silicon products, while Wolfson has largely focused on general market products for Android platforms where they can provide added differentiation via embedded software algorithms. Both companies have been successful engaging tier-one customers but have been limited by engineering resource constraints and scale in efforts to meaningfully address additional opportunities. As a combined company, we are maximizing our engineering experience and resources to target initiatives we view as critical for future growth. We have a robust product roadmap that spans the complete audio signal chain and would like to highlight three of our key investment areas: smart codecs, MEMS microphones and software. Smart codecs integrate the functionality of several discrete audio components, including codecs, audio and voice DSP's, and class-D amplifiers, into one component with complex digital signal processing capabilities and programmable DSP. This integration greatly reduces the amount of board space required for the audio subsystem and lowers the total bill of materials for customers. As a result of these benefits combined with the processing capabilities, enable the company to command higher ASPs for smart codecs compared to individual components. The company is shipping smart codecs in flagship devices today and we are heavily investing in next generation products with increased performance and functionality that target both high-end and mid-tier devices across numerous applications. Through the acquisition of Wolfson, we gained MEMS microphone technology, which is an integral component of our strategic roadmap and significantly broadens our served available market as two to three microphones are typically connected to a codec in each device. While we are shipping microphones today in several devices, we expect to target additional opportunities going forward where our microphones are designed in tandem with our smart codecs to enable the chipset to deliver enhanced performance and features. We are also ramping our investment in software, as we believe it is essential to deliver a complete, best-in-class hardware and software solution to our customers. The combination offers flexible solutions that provide compelling features to consumers across a variety of use cases. We have seen a notable transformation in mobile devices over the past few years as they have transitioned from a tool used for basic communications to a sophisticated device used for creating, sharing and consuming multimedia content. As this market evolves and new product categories emerge, OEMs are increasingly looking to differentiate their products with features and functions that enable a compelling and consistent audio and voice user experience. This interest is fueling demand for ultra low power, smaller, smarter and more complex analog and mixed signal processing products, which aligns well with Cirrus Logic’s core competencies. Still in the early stages of development, the proliferation of voice is expanding beyond mobile devices and gaining traction across many product categories including wearables, headphones and accessories. While there has been concern about slowing sales in high-end smartphones, we believe audio and voice will continue to drive growth as more manufacturers push penetration of these features into mid and lower tier devices. Additionally, we believe these same features and technologies will be increasingly appealing in other markets such as automotive and wearables. At this time we do not expect wearables to contribute meaningfully to near-term revenue. However, longer term we believe our ability to provide comprehensive hardware and software solutions across the audio signal chain gives Cirrus Logic a significant advantage. We are extremely pleased to be recognized in Fortune magazine, for the fourth year in a row, by the Great Places to Work® Institute as one of the top 10 employers on the 2014 50 Best Small and Medium Workplaces in America. Cirrus Logic has focused on developing a corporate culture that encourages innovation, creativity and timely execution, while fostering an environment of integrity, trust and camaraderie. We believe this unique culture is a critical element in to retaining motivated employees and attracting talented engineers, who will strengthen our workforce, deliver best-in-class audio solutions and contribute to the company’s long-term success. Summary and Guidance For the December quarter we expect the following results: • Revenue to range between $265 million and $285 million; • GAAP gross margin to be between 42 percent and 44 percent, which includes roughly 200 basis points of costs associated with the fair value write up of acquired inventory; and • Combined R&D and SG&A expenses to range between $86 million and $90 million, including approximately $9 million in share-based compensation expense and $ 7 million in amortization of acquired intangibles. In summary, Q2 was a great quarter for Cirrus Logic as we delivered strong sequential revenue growth and closed the acquisition of Wolfson. With a broad range of solutions spanning the audio signal chain from capture to playback, an innovative strategic roadmap and a commitment to accelerating R&D investment in compelling programs we believe we are well positioned to drive future growth opportunities. Sincerely, Jason Rhode Thurman Case President and Chief Executive Officer Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (404) 537-3406, or toll-free at (855) 859- 2056 (Access Code: 13896797). Use of Non-GAAP Financial Information This shareholder letter and its attachments include references to non-GAAP financial information, including gross margins, operating expenses, net income, operating profit and diluted earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non--‐ GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non--‐GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non--‐GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this news release contain forward--‐looking statements, including our future growth expectations and our estimates of third quarter fiscal year 2015 revenue, gross margin, combined research and development and selling, general and administrative expense levels, share--‐based compensation expense, amortization of acquired intangibles and acquisition related costs associated with the fair value write up of acquired inventory. In some cases, forward--‐looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward--‐looking statements. These forward--‐looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the level of orders and shipments during the third quarter fiscal year 2015, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; and the risk factors listed in our Form 10--‐K for the year ended March 29, 2014, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward--‐looking statements, whether as a result of new developments or otherwise. Cirrus Logic, Cirrus and Wolfson are registered trademarks of Cirrus Logic, Inc. or its subsidiaries. All other company or product names noted herein may be trademarks of their respective holders. Summary financial data follows:

CIRRUS LOGIC, INC. CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (unaudited) (in thousands, except per share data) Three Months Ended Six Months Ended Net sales 210,214 152,565 190,671 362,779 345,796 Cost of sales 109,647 77,190 91,223 186,837 166,850  Gross profit 100,567 75,375 99,448 175,942 178,946  Gross margin 47.8% 49.4% 52.2% 48.5% 51.7%  Research and development 44,557 39,777 29,722 84,334 58,252  Selling, general and administrative 21,545 19,683 19,215 41,228 38,413  Restructuring and other 1,455 - (154) 1,455 (584)  Acquisition related costs 14,937 - - 14,937 -  Patent infringement settlements, net - - - - 695  Total operating expenses 82,494 59,460 48,783 141,954 96,776 Operating income 18,073 15,915 50,665 33,988 82,170 Interest income (expense), net (2,670) (467) 201 (3,137) 359 Other income (expense), net (11,994) 501 (38) (11,493) (55) Income before income taxes 3,409 15,949 50,828 19,358 82,474 Provision for income taxes 2,557 5,701 17,461 8,258 28,465 Net income $ 852 $ 10,248 $ 33,367 $ 11,100 $ 54,009 Basic earnings per share: $ 0.01 $ 0.17 $ 0.53 $ 0.18 $ 0.85 Diluted earnings per share: $ 0.01 $ 0.16 $ 0.50 $ 0.17 $ 0.82 Weighted average common shares outstanding:  Basic 62,241 62,032 63,217 62,137 63,329  Diluted 65,085 64,688 66,125 64,892 66,203 Prepared in accordance with Generally Accepted Accounting Principles

CIRRUS LOGIC, INC.

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION

(unaudited, in thousands, except per share data)

(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended	
	Sep. 27, 2014	Jun. 28, 2014	Sep. 28, 2013	Sep. 27, 2014	Sep. 28, 2013
Net Income Reconciliation	Q2'15	Q1'15	Q2'14	Q2'15	Q2'14
GAAP Net Income	$ 852	$ 10,248	$ 33,367	$ 11,100	$ 54,009
Amortization of acquisition intangibles	2,524	246	-	2,770	-
Stock based compensation expense	6,496	5,622	5,739	12,118	11,513
Provision for litigation expenses and settlements	-	-	-	-	695
Restructuring and other costs, net	1,455	-	(154)	1,455	(584)
Wolfson acquisition items	30,875	2,304	-	33,179	-
Provision for income taxes	1,764	5,226	16,378	6,990	26,539
Non-GAAP Net Income	$ 43,966	$ 23,646	$ 55,330	$ 67,612	$ 92,172
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 0.01	$ 0.16	$ 0.50	$ 0.17	$ 0.82
Effect of Amortization of acquisition intangibles	0.04	-	-	0.04	-
Effect of Stock based compensation expense	0.10	0.09	0.09	0.18	0.17
Effect of Provision for litigation expenses and settlements	-	-	-	-	0.01
Effect of Restructuring and other costs, net	0.03	-	-	0.02	(0.01)
Effect of Wolfson acquisition items	0.47	0.04	-	0.50	-
Effect of Provision for income taxes	0.03	0.08	0.25	0.11	0.40
Non-GAAP Diluted earnings per share	$ 0.68	$ 0.37	$ 0.84	$ 1.02	$ 1.39
Operating Income Reconciliation					
GAAP Operating Income	$ 18,073	$ 15,915	$ 50,665	$ 33,988	$ 82,170
GAAP Operating Profit	*9%*	*10%*	*27%*	*9%*	*24%*
Amortization of acquisition intangibles	2,524	246	-	2,770	-
Stock compensation expense - COGS	253	231	239	484	245
Stock compensation expense - R&D	2,781	2,543	2,158	5,324	5,012
Stock compensation expense - SG&A	3,462	2,848	3,342	6,310	6,256
Provision for litigation expenses and settlements	-	-	-	-	695
Restructuring and other costs, net	1,455	-	(154)	1,455	(584)
Wolfson acquisition items	16,547	2,192	-	18,739	-
Non-GAAP Operating Income	$ 45,095	$ 23,975	$ 56,250	$ 69,070	$ 93,794
Non-GAAP Operating Profit	*21%*	*16%*	*30%*	*19%*	*27%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 82,494	$ 59,460	$ 48,783	$ 141,954	$ 96,776
Amortization of acquisition intangibles	(2,524)	(246)	-	(2,770)	-
Stock compensation expense - R&D	(2,781)	(2,543)	(2,158)	(5,324)	(5,012)
Stock compensation expense - SG&A	(3,462)	(2,848)	(3,342)	(6,310)	(6,256)
Provision for litigation expenses and settlements	-	-	-	-	(695)
Restructuring and other costs, net	(1,455)	-	154	(1,455)	584
Wolfson acquisition items	(14,937)	(2,192)	-	(17,129)	-
Non-GAAP Operating Expenses	$ 57,335	$ 51,631	$ 43,437	$ 108,966	$ 85,397
Gross Margin/Profit Reconciliation					
GAAP Gross Margin	$ 100,567	$ 75,375	$ 99,448	$ 175,942	$ 178,946
GAAP Gross Profit	*47.8%*	*49.4%*	*52.2%*	*48.5%*	*51.7%*
Wolfson acquisition items	1,610	-	-	1,610	-
Stock compensation expense - COGS	253	231	239	484	245
Non-GAAP Gross Margin	$ 102,430	$ 75,606	$ 99,687	$ 178,036	$ 179,191
Non-GAAP Gross Profit	*48.7%*	*49.6%*	*52.3%*	*49.1%*	*51.8%*

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CIRRUS LOGIC, INC. CONSOLIDATED CONDENSED BALANCE SHEET Sep. 27, Mar. 29, Sep. 28, 2014 2014 2013 (unaudited) (unaudited) ASSETS Current assets Cash and cash equivalents $ 48,214 $ 31,850 $ 68,886 (in thousands) Marketable securities 85,796 263,417 199,423 Accounts receivable, net 126,161 63,220 97,640 Inventories 121,169 69,743 91,247 Deferred tax assets 16,435 22,024 38,398 Other current assets 29,089 25,079 23,978  Total current assets 426,864 475,333 519,572 Long-term marketable securities 9,228 89,243 40,254 Property and equipment, net 133,458 103,650 101,885 Intangibles, net 187,030 11,999 4,734 Goodwill 265,410 16,367 6,027 Deferred tax assets 24,998 25,065 16,638 Other assets 17,658 3,087 10,051  Total assets $ 1,064,646 $ 724,744 $ 699,161 LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities Accounts payable $ 81,549 $ 51,932 $ 56,868 Accrued salaries and benefits 17,706 13,388 16,894 Other accrued liabilities 34,946 11,572 6,313 Deferred income 5,218 5,631 4,858  Total current liabilities 139,419 82,523 84,933 Other long-term liabilities 25,376 4,863 11,231 Long-term debt 226,439 - - Stockholders' equity: Capital stock 1,104,379 1,078,878 1,055,256 Accumulated deficit (430,144) (440,634) (451,532) Accumulated other comprehensive loss (823) (886) (727)  Total stockholders' equity 673,412 637,358 602,997  Total liabilities and stockholders' equity $ 1,064,646 $ 724,744 $ 699,161 Prepared in accordance with Generally Accepted Accounting Principles